UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14C

                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

        INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Check the appropriate box:
         |X|      Preliminary Information Statement
         |_|      Confidential, For Use of the Commission
                  Only (as permitted by Rule 14c-5(d)(2))
         |_|      Definitive Information Statement

                                 MediaBay, Inc.
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                (Name of Registrant as Specified in Its Charter)

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                       applies:
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                       computed pursuant to Exchange Act Rule 0-11 (set forth
                       the amount on which the filing fee is calculated and
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

                                PRELIMINARY COPY

                                 MEDIABAY, INC.

                          2 RIDGEDALE AVENUE, SUITE 300
                         CEDAR KNOLLS , NEW JERSEY 07927

      INFORMATION STATEMENT AND NOTICE OF ACTION TAKEN WITHOUT A MEETING OF
                                  SHAREHOLDERS

                       **WE ARE NOT ASKING FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY**

                                  INTRODUCTION

         This Information Statement and Notice of Action Taken Without a Meeting of Shareholders (the "Information Statement") is being furnished to the shareholders of record of MediaBay Inc. (the "Company") as of March 21, 2005, in connection with the prior approval by holders of a majority of the Company's outstanding common stock, no par value ("Common Stock") and Series A Preferred Shares (as defined below) and Series C Preferred Shares (as defined below), the only classes of the Company's voting securities of (a) an amendment to the Articles of Incorporation of the Company (the "Amendment"), increasing the number of authorized shares of the common stock of the Company ("Common Stock") from 150,000,000 to 300,000,000, (b) a change of control ("Change of Control") which may occur as a result of the Financing (defined below), and (c) the Company's issuance in connection with the transactions contemplated by the Financing documents, of shares of Common Stock in excess of 19.99% of the number of shares of Common Stock outstanding immediately prior to the Financing (the "Cap Amount"), including those shares issuable upon exercise or conversion of, or otherwise with respect to, any of the Offering Securities, the Satellite Warrant (defined below) and the Merriman Warrant (defined below) and including as a result of any anti-dilution or other adjustments now or hereafter relating thereto, as required by the NASD Marketplace Rules applicable to companies whose securities are quoted on NASDAQ.

         This Information Statement is dated _______, 2005 and is first being sent or given to our shareholders on or about ________, 2005.

                      VOTING RIGHTS AND OUTSTANDING SHARES

         The Amendment, Change of Control and issuance of Common Stock above the Cap Amount were approved by written consent (the "Shareholder Consent") on March 21, 2005 of the shareholders owning a majority of the outstanding Common Stock and Series A Preferred Shares and Series C Preferred Shares. The Amendment will be filed with the Florida Secretary of State on or about _____, 2005.

          As of the date of the Shareholder Consent there were issued and outstanding 37,206,151 shares of Common Stock, 14,316 shares of the Company's Series A Preferred Stock, no par value (the "Series A Preferred Shares"), 200 shares of Series B Preferred Stock, no par value (the "Series B Preferred Shares") and 43,527 shares of Series C Preferred Stock, no par value (the

"Series C Preferred Shares"). Each share of Common Stock entitled the holder to one vote on the matters referred to above, each Series A Preferred Share entitled the holder to approximately 57.14 votes on each matter and each Series C Preferred Share entitled the holder to approximately 128.21 votes on each matter. Accordingly, as of the date of the Shareholder Consent the holders of the Series A Preferred Shares were entitled to an aggregate of 818,057 votes and the Series C Preferred Shares were entitled to an aggregate of 5,580,384 votes. Holders of the Series A Preferred Shares and Series C Preferred Shares vote together with the holders of the Common Stock as a single class on all actions to be voted on by the Company's shareholders. The holders of Series B Shares do not have any vote rights, except as required by law, and, accordingly, are not entitled to vote on the proposals referred to above. The Shareholder Consent was signed by holders of 23,558,612 of the 43,604,592 votes that were entitled to be cast on the matters referred to above.

         As a result of requirements under applicable federal securities and state law, the Shareholder Consent will not be effective, and therefore the Amendment cannot become effective and no conversion of the Preferred Shares (defined below) nor exercise of the Warrants (defined below) or the Satellite Warrant above the Cap Amount can be effected until at least 20 calendar days after this information statement is sent or given to shareholders. Until such time, the investors in the Financing have agreed not to convert or exercise their securities above their pro rata portion of the Cap Amount and Merriman (defined below) has agreed not to exercise the Merriman Warrant.

         The following table sets forth, as of the date of the Shareholder Consent, the beneficial ownership of shares of Common Stock of the Company by
(i) each person known by the Company to be the beneficial owner of more than five percent (5%) of Common Stock, (ii) each person named in the Summary Compensation Table set forth in Item 10 of Part II of the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2004 (a "Named Officer"), (iii) each Director of the Company, and (iv) Directors and executive officers as a group. Except as otherwise indicated, to the knowledge of the Company, each shareholder listed possesses sole voting and investment power with respect to the shares indicated as being beneficially owned.

                                       Number of Shares
Name and Address (1)                   Beneficially Owned    Percentage of Class
--------------------                   ------------------    -------------------
Jeffrey Dittus                               950,000 (2)            2.5
Joseph Rosetti                               527,500 (3)            1.4
John Levy                                    437,215 (4)            1.2
Robert Toro                                  216,145 (5)             *
Richard Berman                               147,500 (6)             *
Paul Ehrlich                                 117,500 (6)             *
Paul Neuwirth                                 75,000 (8)             *
Stephen Yarvis                                75,000 (8)             *
Norton Herrick                            36,446,203 (9)           62.4
Forest Hill Capital, LLC                   2,368,048 (10)           5.1
Directors and executive officers as
a group (8 persons)                        2,545,860                6.5

-----------
*     Less than 1%

(1) Based on 37,206,151 shares outstanding. Unless otherwise indicated the address of each beneficial owner is c/o MediaBay, Inc., 2 Ridgedale Avenue, Cedar Knolls, New Jersey 07927. For purposes of this table, a person is deemed to be the beneficial owner of the securities if that person has the right to acquire such securities within 60 days of the Record date upon the exercise of options, warrants or other convertible securities. In determining the percentage ownership of the persons in the table below, we assumed in each case that the person exercised and converted all options, warrants or convertible securities which are currently held by that person and which are currently exercisable, but that options, warrants or other convertible securities held by all other persons were not exercised or converted.

(2) Represents shares issuable upon exercise of options. Does not include 1,300,000 shares issuable upon issue of options.

(3) Represents (i) 25,000 shares and (ii) 502,500 shares issuable upon exercise.

(4) Represents (i) 1,000 shares of common stock, (ii) 25,974 shares issuable upon conversion of Series B Preferred stock and (iii) 410,241 shares of common stock issuable upon exercise of options. Does not include 600,000 shares of common stock issuable upon exercise of options.

(5) Represents shares issuable upon exercise of options. Does not include 120,000 shares issuable upon exercise of options.

(6) Represents shares issuable upon exercise of options. Does not include 52,500 shares issuable upon exercise of options.

(7) Represents shares of common stock issuable upon exercise of options. Does not include 37,500 shares issuable upon exercise of options.

(8)   Represents shares issuable upon exercise of options.

(9) Represents (i) 9,348,267 shares of Common Stock owned by Mr. Herrick ("Herrick"), (ii) 1,500,000 shares of Common Stock issuable upon exercise of options, (iv) 4,071,043 shares of Common Stock issuable upon conversion of convertible preferred stock held by Mr. Herrick, (v) 3,029,230 shares of Common Stock issuable upon exercise of warrants held by Mr. Herrick,
      (vi) 5,892,856 shares of Common Stock held by Huntingdon Corporation ("Huntingdon"), (vii) 4,065,769 shares of Common Stock issuable upon conversion of convertible preferred stock held by Huntingdon and (viii) 8,599,038 shares of Common Stock issuable upon exercise of warrants held by Huntingdon. Mr. Herrick is the sole stockholder of Huntingdon and his voting and dispositive power over the securities held by Huntingdon.

(10) Represents shares purchased by Forest Hill Capital, LLC ("Forest Hill") for the account of (i) Forest Hill Select Fund, L.P., of which Forest Hill is the general partner, (ii) Lone Oak Partners, L.P., of which Forest Hill is the general partner, (iii) Forest Hill Select Offshore Fund, Ltd., to which Forest Hill acts as investment advisor and (iv) a managed account to which Forest Hill acts as investment advisor.

SUMMARY OF FINANCING TRANSACTION AND RELATED CORPORATE ACTIONS TAKEN BY WRITTEN
                                     CONSENT

         On March 21, 2005, MediaBay, Inc. (the "Company") issued an aggregate of (a) 35,900 shares (the "Offering Shares") of its Series D Convertible Preferred Stock (the "Series D Preferred"), (b) 32,636,364 five-year common stock purchase warrants (the "Offering Warrants") and (c) preferred warrants (the "Over-Allotment Warrants" and, together with the Offering Shares and the Offering Warrants, the "Offering Securities") exercisable for a limited time, for additional proceeds to the Company of $8.975 million, to purchase (1) up to 8,975 additional shares of Series D Preferred (the "Additional Shares" and, together with the Offering Shares, the "Preferred Shares") and (2) up to 8,159,091 additional warrants identical to the Offering Warrants (the "Additional Warrants" and, together with the Offering Warrants, the "Warrants"), to accredited investors (the "Investors") for an aggregate purchase price of $35.9 million (the "Financing").

         A more detailed description of the Financing, including the terms of the Offering Securities, the Preferred Shares and the Warrants, and certain registration rights granted by the Company to the investors in the Financing is attached as Exhibit A to this Information Statement.

NECESSITY FOR SHAREHOLDER APPROVAL

         Because the Company's Common Stock is listed on the NASDAQ SmallCap Market, the Company is subject to NASD Marketplace Rules. NASD Marketplace Rule 4350(i)(1)(D)(ii) requires that a company whose securities are traded on NASDAQ obtain shareholder approval in connection with a transaction (other than a public offering) involving the potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of its common stock or 20% or more of its voting power outstanding before the issuance for less than the greater of book or market value of the stock as of the date of the transaction. Therefore, this NASD Marketplace Rule applies to issuances of Common Stock as a result of the Financing in excess of the CAP Amount.

          In addition, NASD Marketplace Rule 4350(i)(1)(B) requires a company whose securities are traded on NASDAQ to obtain shareholder approval when the issuance of the securities in a transactions results in a change of control of the Company. If all of the shares of Common Stock that may be issued in connection with the Financing are issued there will be sufficient shares issued so that there will be a "change of control" as contemplated by Marketplace Rule 4350(i)(1)(B).

          To the extent that a NASDAQ listed company does not obtain shareholder approval to a transaction that are governed by NASD Marketplace Rule 4350 and otherwise proceeds with such a transaction, that company may be subject to the delisting of its securities from NASDAQ.

         With respect to the Amendment, shareholder approval is required by Florida law.

                                 Use of Proceeds

The Company received $35 million of gross proceeds (not including the securities exchanged by the Forest Entities (defined below) for $900,000 of the purchase price) in the Financing. The net proceeds to the Company from the sale of the Offering Securities, after deducting consulting and financial advisory fees, counsel fees and certain other expenses, were approximately $32 million. The Company used (and intends to use) the proceeds of the Financing to:

      o Make monthly payment of approximately $7,000 through April 2007 thereafter $19,389 through April 2010 under an agreement between the Company and Premier Electronic Laboratories Inc.;

      o Repay principal and accrued interest and legal fees of approximately $9,440,000 on senior notes previously issued by the Company to its lender Zohar CDO 2003-1;

      o (i) redeem (A) the balance of Herrick's Series A Preferred Stock ($1,431,600), (B) all of Herrick's Series C Preferred Stock ($1,181,419), and (C) all of Huntingdon's Series C Preferred Stock ($3,171,278), and (ii) pay to Huntingdon $270,210, representing all accrued but unpaid interest on certain notes issued to Huntingdon which were previously canceled(iii) pay to Herrick $1,378,634, representing all accrued and unpaid interest due on the Herrick Notes (Defined below) immediately prior to conversion . In addition, all accrued but unpaid dividends on the remaining Series A Preferred Stock and the Series C Preferred Stock as of the closing date of the Financing were paid in cash to Herrick ($306,642) and Huntingdon ($317,128). On the twenty-first (21st) day following the date on which this Information Statement is mailed to the Company's shareholders (provided that if such twenty-first (21st) day is a weekend or federal holiday on the next business day following such day), all accrued but unpaid dividends outstanding on the remaining Series A Preferred Stock and the Series C Preferred Stock will be paid in cash to Herrick and Huntingdon, as applicable;

      o Pay Merriman Curhan Ford & Co., ("Merriman") 7.5% of the total amount of capital ($2,625,000) received by the Company in connection with the Financing plus a $175,000 payment to Merriman for its services in connection with the Financing;

      o Pay the Company's legal fees and other expenses related to the Financing and Huntingdon and Herrick transactions; including $55,000 of the legal fees of investor's counsel.

The Company will use the remaining funds for general working capital purposes.


              SUMMARY OF AMENDMENT TO THE ARTICLES OF INCORPORATION

         The Amendment was approved because the Company would not have had sufficient shares of Common Stock after the issuance of the Common Stock in connection with the Financing (including the shares of Common Stock issuable upon conversion or exercise of convertible securities issued in connection with the Financing) and other outstanding securities of the Company that are convertible into Common Stock. Upon consummation of the Financing there will be approximately 37, 200,000 shares of Common Stock outstanding and if all of the securities of the Company that were convertible into Common Stock and outstanding on such date were converted into Common Stock there would be approximately 200,000,000 shares of Common Stock outstanding.

         Except for issuance of stock under the Financing, the Company would have sufficient authorized but unissued shares of Common Stock to satisfy its current contractually obligations if it were to issue all of the shares of Common Stock currently reserved for issuance upon exercise of options and warrants outstanding and available for future grant under its stock option plans.

          In addition to requiring the Amendment to satisfy the Company's contractual obligations to issue shares of its Common Stock the Amendment will avoid the possible need to call and hold a special meeting for that purpose at a later date on an accelerated timetable should the Company decide in the future to issue additional equity securities. The Board of Directors is empowered to authorize the issuance of the additional shares of Common Stock at such time or times, to such persons and for such consideration as the Board deems appropriate, without further shareholder action. Although such additional shares could be used to dilute the share ownership of persons seeking to obtain control of the Company, the Amendment was not adopted for that purpose.

         EXCEPT WITH RESPECT TO THE FINANCING, THE COMPANY HAS NO CURRENT PLANS TO ISSUE THE ADDITIONAL SHARES OF COMMON STOCK THAT ARE THE SUBJECT OF THE AMENDMENT OTHER THAN WITH RESPECT TO ANY OBLIGATION IT HAS UNDER EXISTING OPTIONS AND WARRANTS AND OTHER CONVERTIBLE SECURITIES THAT ARE OUTSTANDING OR AVAILABLE FOR FUTURE GRANT PURSUANT TO THE COMPANY'S STOCK OPTION OR STOCK INCENTIVE PLANS.

         None of the Company's Common Stock has any pre-emptive rights.


INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         As part of the Financing, certain affiliates of Forest Hill, a principal shareholder of the Company (collectively, the "Forest Entities"), exchanged 1.8 million shares of Common Stock and 400,000 common stock warrants previously purchased by them from the Company in October 2004 for $900,000 of the Offering Securities. The Company has agreed to include an additional 119,048 shares of Common Stock, as well as 50,000 shares of Common Stock underlying certain additional warrants, already beneficially owned and retained by Forest Hill Capital, for resale in a registration statement (the Financing Registration Statement") to be filed by the Company with the Securities and Exchange Commission ("SEC") under the terms of the Financing.

         As a condition to the closing of the Financing, Joseph Rosetti, the Company's Chairman, and Jeffrey A. Dittus, the Company's Chief Executive Officer, entered into an agreement with the Company wherein they agreed not to sell any of their shares of Common Stock prior to the Effective Date. In addition, each of Stephen Yarvis, Paul Ehrlich, Paul Neuwirth and Richard Berman, the Company's independent directors, and the Company, have entered into letter agreements pursuant to which each such independent director has agreed to voluntarily resign from the Company's Board of Directors immediately upon request of the Chairman of the Board. In consideration of such letter agreements, and as a condition to any such requested resignation, the Company has agreed to take all actions and to execute all documents necessary to cause any unvested options held by each such board member to become immediately vested in the event of and upon such member's requested resignation.

         In connection with the Financing, the Company also entered into an agreement (the "Herrick Agreement") with Herrick, a principal shareholder of the Company, and Huntington Corporation, one of his affiliates and also a principal shareholder of the Company (collectively, the "Herrick Entities"), pursuant to which, concurrently with the Financing:

(a) all $5.784 million principal amount of the convertible notes of the Company owned by the Herrick Entities (the "Herrick Notes") and 10,684 of their Series A Preferred Shares were converted into an aggregate of approximately 12.2 million shares of Common Stock (the "Herrick Shares"), at their stated conversion rate of $0.56 per share;

(b) the Company agreed to redeem the remaining 14,316 shares of Series A Preferred Shares held by the Herrick Entities and all 43,527 of their shares of the Series C Convertible Preferred Shares of the Company (collectively, the "Redemption Securities") for $5.8 million, the aggregate stated capital of such shares, on the earlier of the effective date of the Shareholder Consent and June 1, 2005, and both the Redemption Securities and the redemption price were placed into escrow pending such date;

(c) the Herrick Entities waived certain of their registration rights and the Company agreed to include the Herrick Shares for resale in the Financing Registration Statement, so long as such Herrick Shares are owned by the Herrick Entities and not otherwise transferred, including, but not limited to, in the Herrick Financing (as defined below); and

(d) the Herrick Entities consented to the terms of the Financing and the agreements entered into in connection with the Financing, as the Company was required to obtain such consents pursuant to the terms of the Herrick Notes, the Series A Preferred Shares and the Series C Preferred Shares.

Herrick and Huntingdon also entered into a voting agreement and proxy with the Company pursuant to which they agreed not to take any action to contradict or negate the Shareholder Consent and gave the Company a proxy to vote their shares, at the direction of the Company's Board of Directors, until the Effective Date.

         In addition, concurrently with the Financing, the Herrick Entities sold 9,090,909 shares of Common Stock and 4,545,455 common stock purchase warrants to several purchasers in a private sale for $5 million (the "Herrick Sale"). As part of the Herrick Agreement, the Company agreed to register such securities for resale by the purchasers thereof, as well as certain other warrants held by the Herrick Entities, in a registration statement to be filed with the SEC within 30 days following the effective date of the Financing Registration Statement. The Company also agreed to pay the financial advisory fee to Merriman (referred to in "Use of Proceeds" above and described in exhibit A attached hereto) incurred by the Herrick Entities in connection with the Herrick Sale.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information the Company files at the Securities and Exchange Commission's public reference room in Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Company's filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT IS DATED ________, 2005. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Dated:   _____,  2005
                                            By Order of the Board of Directors,


                                            Joseph Rosetti
                                            Chairman

                                    EXHIBIT A

         On March 21, 2005 in connection with the Financing the Company issued an aggregate of (a) 35,900 shares (the "Offering Shares") of its Series D Convertible Preferred Stock (the "Series D Preferred"), (b) 32,636,364 five-year common stock purchase warrants (the "Offering Warrants") and (c) preferred warrants (the "Over-Allotment Warrants" and, together with the Offering Shares and the Offering Warrants, the "Offering Securities") exercisable for a limited time, for additional proceeds to the Company of $8.975 million, to purchase (1) up to 8,975 additional shares of Series D Preferred (the "Additional Shares" and, together with the Offering Shares, the "Preferred Shares") and (2) up to 8,159,091 additional warrants identical to the Offering Warrants (the "Additional Warrants" and, together with the Offering Warrants, the "Warrants"), to accredited investors (the "Investors") for an aggregate purchase price of $35.9 million.

         The Preferred Shares have a face value of $1,000 per share ("Stated Value") and are convertible at any time at the option of the holder into shares ("Conversion Shares") of Common Stock at the rate of $0.55 per Conversion Share, subject to certain anti-dilution adjustments, including for issuances of Common Stock for consideration below the conversion price. The Preferred Shares are also mandatorily convertible at the option of the Company, subject to its satisfaction of certain conditions, commencing 30 days following the later date to occur (the "Effective Date") of (a) the effective date of the Financing Registration Statement (defined below) and (b) the effective date of the Shareholder Consent. Under certain circumstances, the holders will also have the right to require the Company to redeem their Preferred Shares at their Stated Value, including, for instance, upon certain changes of control (as defined in the Articles of Incorporation of the Company), a bankruptcy event or the Company's failure to comply in all material respects with its covenants with respect to the Financing, or at 120% of their Stated Value in the event the Company ever effects a "going private" transaction. Cumulative dividends will accrue on the Preferred Shares on an annualized basis in an amount equal to 6% of their Stated Value until they are converted or redeemed and will be payable quarterly in arrears, beginning April 1, 2005, in cash or, at the Company's option, subject to its satisfaction of certain conditions, in shares of Common Stock ("Dividend Shares") valued at 93% of the average of the daily volume weighted average per-share price of the Common Stock for the five trading days prior to the applicable payment date. The Preferred Shares are non-voting. Subject to certain exceptions for accounts receivable and equipment and capital lease financings, the Company may not incur additional indebtedness for borrowed money or issue additional securities that are senior to or pari passu to the Preferred Shares without the prior written consent of holders of at least 2/3rds of the Preferred Shares then outstanding.

         Each Warrant is exercisable to purchase one share of Common Stock (collectively, the "Warrant Shares"), at an exercise price of $0.56 per share for a period of five years commencing September 21, 2005, subject to certain anti-dilution adjustments, including for issuances of Common Stock for consideration below the exercise price. In addition, once exercisable, the Warrants permit cashless exercises during any period when the Warrant Shares are not covered by an effective resale registration statement.

         The Over-Allotment Warrants are exercisable until 90 days following the Effective Date for the purchase of Additional Shares and Additional Warrants, at an exercise price equal to the Stated Value of the Additional Shares purchased, with the purchase of each Additional Share including an Additional Warrant exercisable for a number of Warrant Shares equal to 50% of the Conversion Shares underlying such Additional Share.

         In connection with the Financing, the Company entered into a registration rights agreement with the Investors whereby the Company has agreed to register, at its expense, for resale by all such Investors other than, in certain respects, Goldman, Sachs & Co. ("Goldman"), the Conversion Shares, the Dividend Shares, the Warrant Shares and the shares underlying the Satellite Warrant (defined below) (collectively, the "Financing Shares") beneficially held by such Investors. Pursuant to that agreement, the Company has undertaken to file with the SEC a registration statement for such purposes (the "Financing Registration Statement") by May 1, 2005 and to use its best efforts to have the Financing Registration Statement declared effective by June 19, 2005, subject to a 30-day extension under certain circumstances. If the Financing Registration Statement is not filed or effective by the applicable dates, the Company will be required to pay cash penalties equal to up to approximately $493,500 (or approximately $661,875 if all of such Investors' Preferred Warrants are exercised) for each 30-day period during which either such default exists. The Company entered into another registration rights agreement with Goldman pursuant to which the Company granted Goldman a demand registration right with respect to its Financing Shares, exercisable commencing 180 days after the Closing (the "Demand Right") and agreed that upon Goldman's exercise of its Demand Right (a "Demand"), the Company would use its best efforts (i) to file a registration statement with the SEC for the resale of such shares (the "Goldman Registration Statement") on or prior to the later of the 45th day after a Demand and the 15th day after the effective date of the Financing Registration Statement (such later date, the "Filing Deadline") and (ii) to have the Goldman Registration Statement declared effective within 90 days after the Filing Deadline, subject to a 30-day extension under certain circumstances. In the event the Goldman Registration Statement is not filed or effective by the applicable dates, the Company will be required to pay Goldman cash penalties equal to up to approximately $45,000 (or approximately $56,250 if all of Goldman's Preferred Warrants are exercised) for each 30-day period during which either such default exists.

         As part of the Financing, certain affiliates of Forest Hill Capital, LLC, a principal shareholder of the Company (collectively, the "Forest Entities"), exchanged 1.8 million shares of Common Stock and 400,000 common stock warrants previously purchased by them from the Company in October 2004 for $900,000 of the Offering Securities. The Company has agreed to include an additional 119,048 shares of Common Stock, as well as 50,000 shares of Common Stock underlying certain additional warrants, already beneficially owned and retained by Forest Hill Capital, for resale in the Financing Registration Statement.

         As a condition to the closing of the Financing, Joseph Rosetti, the Company's Chairman, and Jeffrey A. Dittus, the Company's Chief Executive Officer, entered into an agreement with the Company wherein they agreed not to sell any of their shares of Common Stock prior to the Effective Date. In addition, each of Stephen Yarvis, Paul Ehrlich, Paul Neuwirth and Richard

Berman, the Company's independent directors, and the Company, have entered into letter agreements pursuant to which each such independent director has agreed to voluntarily resign from the Company's Board of Directors immediately upon request of the Chairman of the Board. In consideration of such letter agreements, and as a condition to any such requested resignation, the Company has agreed to take all actions and to execute all documents necessary to cause any unvested options held by each such board member to become immediately vested in the event of and upon such member's requested resignation.

         Prior to the Financing, on March 19, 2005, the Company entered into an agreement (the "Herrick Agreement") with Norton Herrick, a principal shareholder of the Company, and Huntington Corporation, one of his affiliates and also a principal shareholder of the Company (collectively, the "Herrick Entities"), pursuant to which:

         (a) all $5.784 million principal amount of the convertible notes of the Company owned by the Herrick Entities (the "Herrick Notes") and 10,684 of their shares of the Series A Convertible Preferred Stock of the Company ("Series A Preferred") were converted as of that date into an aggregate of approximately
                  12.2 million shares of Common Stock (the "Herrick Shares"), at their stated conversion rate of $0.56 per share;

         (b) the Company agreed to redeem the remaining 14,316 shares of Series A Preferred held by the Herrick Entities and all 43,527 of their shares of the Series C Convertible Preferred Stock of the Company (collectively, the "Redemption Securities") for $5.8 million, the aggregate stated capital of such shares, on the earlier of the effective date of the Shareholder Consent and June 1, 2005, and both the Redemption Securities and the redemption price were placed into escrow pending such date;

         (c) the Herrick Entities waived certain of their registration rights and the Company agreed to include the Herrick Shares for resale in the Financing Registration Statement, so long as such Herrick Shares are owned by the Herrick Entities and not otherwise transferred, including, but not limited to, in the Herrick Financing (as defined below); and

         (d) the Herrick Entities consented to the terms of the Financing and the agreements entered into in connection with the Financing, as the Company was required to obtain such consents pursuant to the terms of the Herrick Notes, the Series A Preferred and the Series C Preferred.

In connection with the Financing, Herrick and Huntingdon also entered into a voting agreement and proxy with the Company pursuant to which they agreed not to take any action to contradict or negate the Shareholder Consent and gave the Company a proxy to vote their shares, at the direction of the Company's Board of Directors, until the Effective Date.

         In addition, concurrently with the Financing, the Herrick Entities sold 9,090,909 shares of Common Stock and 4,545,455 common stock purchase warrants to several purchasers in a private sale for $5 million (the "Herrick Sale"). As part of the Herrick Agreement, the Company agreed to register such securities for resale by the purchasers thereof, as well as certain other warrants held by the Herrick Entities, in a registration statement to be filed with the SEC within 30 days following the effective date of the Financing Registration Statement.

         Merriman Curhan Ford & Co. ("Merriman") acted as a financial advisor with respect to certain of the investors in the Financing for which it received compensation from the Company of $2,625,000 plus a five-year warrant (the "Merriman Warrant") to purchase 7,159,091 shares of Common Stock at an exercise price of $0.56 per share commencing upon the effectiveness of the Shareholder Consent. Merriman also received a structuring fee from the Company with respect to the Financing in the amount of $175,000. The Company has agreed to include the shares underlying the Merriman Warrant for resale in the Financing Registration Statement. At such time as any Over-Allotment Warrants are exercised, the Company has also agreed to pay to Merriman a fee equal to 7.5% of the proceeds from such exercise and issue to Merriman a warrant, identical to the Merriman Warrant, exercisable for a number of shares of Common Stock equal to 7.5% of the Conversion Shares underlying the Additional Shares issued upon such exercise and 7.5% of the Warrant Shares underlying the Additional Warrants issued upon such exercise. In addition, the Company issued to Satellite Strategic Finance Associates, LLC, an investor in the Financing, a warrant (the "Satellite Warrant") to purchase 250,000 shares of Common Stock (identical to the Warrants), and reimbursed it $55,000 for expenses, for consulting services rendered by it in connection with the Financing.

         Concurrently with the Financing, the Company repaid from its net Financing proceeds all of the principal and accrued and unpaid interest due on the Company's outstanding senior notes issued on April 28, 2004, in the aggregate amount of approximately $9.4 million. The Company will report an additional charge in the first quarter of 2005 to reflect the write-off of unamortized financing charges related to the repayment of this debt.